Exhibit 99.1

Horizon Technology Finance Announces Fourth Quarter and Full Year 2018 Financial Results

- Net Investment Income per Share of $0.34 -

- NII Covers Distributions for Year -

- Third Consecutive Quarter of Portfolio Growth -

Farmington, Connecticut – March 5, 2019 – Horizon Technology Finance Corporation (NASDAQ: HRZN) (“Horizon” or the “Company”), a leading specialty finance company that provides capital in the form of secured loans to venture capital backed companies in the technology, life science, healthcare information and services, and cleantech industries, today announced its financial results for the fourth quarter and full year ended December 31, 2018.

Fourth Quarter and Full Year 2018 Highlights

•	Net investment income grew 67% to $4.0 million, or $0.34 per share during the fourth quarter of 2018, compared to $2.4 million, or $0.21 per share, for the prior-year period
•	Net investment income grew 13% to $13.9 million, or $1.20 per share for 2018, compared to $12.3 million, or $1.07 per share, for 2017
•	Net asset value of $134.3 million, or $11.64 per share, at year end
•	Funded six loans totaling $47.0 million during the quarter and 23 loans totaling $115.8 million for 2018
•	Experienced liquidity events from four portfolio companies in the fourth quarter and 14 for the full year
•	Joint venture purchased initial investments and able to access its debt facility of up to $100 million
•	Achieved annualized portfolio yield on debt investments of 16.7% for the quarter and 15.3% for 2018
•	Total investment portfolio of $248.4 million as of December 31, 2018
•	Expanded aggregate commitments under revolving credit facility from $100 million to $125 million
•	Held portfolio of warrant and equity positions in 76 companies at year end

Subsequent Events

•	Declared distributions of $0.10 per share payable in each of April, May and June 2019
•	Horizon’s Advisor also declared today that it will irrevocably waive the receipt of incentive fees related to the amount previously deferred that it may be entitled to receive under the Investment Management Agreement between Horizon and its Advisor for all of 2019

“Horizon closed out 2018 on a strong note with net investment income again covering our distributions, as we continued our positive performance,” said Robert D. Pomeroy, Jr., Chairman and Chief Executive Officer of Horizon. “Specifically, we grew our portfolio for the third consecutive quarter, bolstered by $47 million of originations, and generated solid returns and net investment income, which exceeded our distributions. Further, our loan portfolio yield of 15.3% for 2018 ranks among the highest yields in the BDC industry and is indicative of our loan structuring expertise and the success of our predictive pricing strategy.”

“Importantly, overall credit quality continues to be strong, as we once again ended the quarter with no non-accruals, further validating our underwriting process,” added Mr. Pomeroy. “As we look toward the balance of 2019, we have ample liquidity to take advantage of sizable market demand to fund new investments and grow our portfolio. We remain confident in the strength of our business and believe we are well positioned to deliver additional long-term value to our shareholders.”

Fourth Quarter 2018 Operating Results

Total investment income for the quarter ended December 31, 2018 was $8.8 million, an increase of 43% compared to $6.2 million for the quarter ended December 31, 2017. The year-over-year growth in total investment income is primarily due to higher interest income on investments resulting from an increase in the average size of the debt investment portfolio and higher interest rates.

The Company’s dollar-weighted annualized yield on average debt investments for the quarter ended December 31, 2018 and 2017 was 16.7% and 14.1%, respectively. The Company calculates the dollar-weighted annualized yield on average debt investments for any period measured as (1) total investment income (excluding dividend income) during the period divided by (2) the average of the fair value of debt investments outstanding on (a) the last day of the calendar month immediately preceding the first day of the period and (b) the last day of each calendar month during the period. The dollar-weighted annualized yield on average debt investments is higher than what investors will realize because it does not reflect expenses or any sales load paid by investors.

Net expenses for the quarter ended December 31, 2018 were $4.8 million, compared to $3.8 million for the quarter ended December 31, 2017. The increase was primarily due to $0.5 million in higher net performance-based incentive fees, $0.2 million in additional base management fees related to the larger average size of the investment portfolio and $0.1 million in additional interest expense related to an increase in average borrowings. During the quarter ended December 31, 2018, the Company’s Advisor waived performance-based incentive fees of $0.6 million, which reduced net expense and generated additional net investment income for the quarter ended December 31, 2018.

Net investment income for the quarter ended December 31, 2018 was $4.0 million, or $0.34 per share, as compared to $2.4 million, or $0.21 per share, for the quarter ended December 31, 2017.

For the quarter ended December 31, 2018, net realized gain on investments was $0.9 million, or $0.08 per share, compared to net realized loss on investments of $10.1 million, or $0.88 loss per share, for the quarter ended December 31, 2017.

For the quarter ended December 31, 2018, net unrealized depreciation on investments was $1.6 million, or $0.14 per share, as compared to net unrealized appreciation on investments of $10.2 million, or $0.88 per share, for the prior-year period.

Full Year 2018 Operating Results

Total investment income for the year ended December 31, 2018 was $31.1 million, an increase of 21% compared to $25.8 million for the year ended December 31, 2017.

Horizon’s dollar-weighted annualized yield on average debt investments for the year ended December 31, 2018 and 2017 was 15.3% and 15.1%, respectively.

For the full year ended December 31, 2018, net investment income was $13.9 million, or $1.20 per share, compared to net investment income of $12.3 million, or $1.07 per share, in the prior year.

For the full year ended December 31, 2018, net realized gain on investments was $0.6 million, or $0.06 per share, compared to net realized loss on investments of $21.2 million, or $1.84 per share, for the full year ended December 31, 2017.

For the full year ended December 31, 2018, net unrealized depreciation on investments was $1.5 million, or $0.13 per share, compared to net unrealized appreciation on investments of $18.5 million, or $1.60 per share, for the full year ended December 31, 2017.

Portfolio Summary and Investment Activity

As of December 31, 2018, the Company’s debt portfolio consisted of 34 secured loans with an aggregate fair value of $216.4 million. In addition, the Company’s total warrant, equity and other investments in 80 portfolio companies had an aggregate fair value of $18.8 million, and the Company’s 50% equity interest in its joint venture had a fair value of $13.2 million as of December 31, 2018. Total portfolio investment activity for the three months and full year ended December 31, 2018 and 2017 was as follows:

($ in thousands)	For the Three Months Ended December 31,		For the Full Year Ended December 31,
	2018	2017	2018	2017
Beginning portfolio	$239,757	$176,704	$222,099	$194,003

New debt investments	47,000	72,945	111,725	139,256

Less refinanced debt investments	(7,989)	(3,700)	(10,468)	(3,700)

Net new debt investments	39,011	69,245	101,257	135,556

Investment in controlled affiliate investments	8,849	—	13,262	—

Principal payments received on investments	(4,686)	(2,942)	(24,254)	(30,477)

Early pay-offs	(33,250)	(20,496)	(60,185)	(72,613)

Accretion of debt investment fees	785	484	2,390	1,881

New debt investment fees	(395)	(745)	(2,279)	(1,705)

New equity	—	—	1,090	—

Warrants received in settlement of fee income	—	—	161	—

Proceeds from sale of investments	(933)	(268)	(4,293)	(1,840)

Dividend income from controlled affiliate investments	(255)	—	(255)	—

Distributions from controlled affiliate investments	255	—	255	—

Net realized gain (loss) on investments	790	(10,092)	553	(21,191)

Net unrealized (depreciation) appreciation on investments	(1,628)	10,209	(1,501)	18,485

Other	141	—	141	—

Ending portfolio	$248,441	$222,099	$248,441	$222,099

Net Asset Value

At December 31, 2018, the Company’s net assets were $134.3 million, or $11.64 per share, as compared to $135.1 million, or $11.72 per share, as of December 31, 2017.

For the quarter ended December 31, 2018, net increase in net assets resulting from operations was $3.2 million, or $0.28 per share, compared to net increase in net assets of $2.5 million, or $0.21 per share, for the quarter ended December 31, 2017.

Portfolio Asset Quality

The following table shows the classification of Horizon’s loan portfolio at fair value by internal credit rating as of December 31, 2018 and 2017:

($ in thousands)	December 31, 2018			December 31, 2017
	Number of Investments	Debt Investments at Fair Value	Percentage of Debt Investments	Number of Investments	Debt Investments at Fair Value	Percentage of Debt Investments
Credit Rating
4	6	$41,677	19.3%	4	$18,701	9.2%
3	23	155,439	71.8%	25	176,560	86.6%
2	5	19,285	8.9%	3	5,632	2.8%
1	—	—	—	1	2,900	1.4%
Total	34	$216,401	100.0%	33	$203,793	100.0%

As of December 31, 2018, Horizon’s loan portfolio had a weighted average credit rating of 3.1, an improvement from 3.0 as of December 31, 2017, with 4 being the highest credit quality rating and 3 being the rating for a standard level of risk. A rating of 2 represents an increased level of risk and, while no loss is currently anticipated for a 2-rated loan, there is potential for future loss of principal. A rating of 1 represents deteriorating credit quality and high degree of risk of loss of principal. As of December 31, 2018, there were no debt investments with an internal credit rating of 1. As of December 31, 2017, there was one debt investment with an internal credit rating of 1, with a cost of $3.0 million and a fair value of $2.9 million.

Liquidity Events

During the quarter ended December 31, 2018, Horizon experienced liquidity events from four portfolio companies. Liquidity events for Horizon may consist of the sale of warrants or equity in portfolio companies, loan prepayments, sale of owned assets or receipt of success fees.

In October, ShopKeep Inc. (“ShopKeep”) prepaid its outstanding principal balance of $8.5 million on its venture loan, plus interest, end-of-term payment and prepayment fee. Horizon continues to hold warrants in ShopKeep.

In October, Ekahau, Inc. (“Ekahau”) closed a sale transaction from which Horizon received proceeds of approximately $0.9 million in connection with the termination of Horizon’s warrants in Ekahau.

In October, PebblePost, Inc. (“PebblePost”) prepaid its outstanding principal balance of $8.0 million on its venture loan plus interest, end-of-term payment and prepayment fee. Horizon continues to hold warrants in PebblePost.

In November, with the proceeds of a new loan from Horizon, The NanoSteel Company, Inc. (“NanoSteel”) prepaid its previously outstanding principal balance of $8.0 million on its venture loan plus interest, end-of-term payment and prepayment fee. Horizon continues to hold warrants in NanoSteel.

Liquidity and Capital Resources

As of December 31, 2018, the Company had $13.5 million in available liquidity, including $12.6 million in cash and $0.9 million in funds available under existing credit facility commitments.

On December 28, 2018, the Company amended its revolving credit facility with KeyBank (the “Key Facility”), increasing the aggregate commitments under the Key Facility by $25.0 million to $125.0 million. The Key Facility allows for an increase in the total loan commitment up to an aggregate commitment of $150.0 million. There can be no assurance that any additional lenders will make any commitments under the Key Facility. As of December 31, 2018, there was $90.5 million outstanding principal balance under the $125.0 million Key Facility.

As of December 31, 2018, the Company's debt to equity leverage ratio was 95%, and the asset coverage ratio for borrowed amounts was 205%.

Stock Repurchase Program

On April 27, 2018, the Company’s board of directors extended the Company’s previously authorized stock repurchase program until the earlier of June 30, 2019 or the repurchase of $5.0 million of the Company’s common stock. During the quarter and full year ended December 31, 2018, the Company did not repurchase any shares of its common stock. From the inception of the stock repurchase program through December 31, 2018, the Company has repurchased 167,465 shares of its common stock at an average price of $11.22 on the open market at a total cost of $1.9 million.

Monthly Distributions Declared in First Quarter 2019

On March 1, 2019, the Company’s board of directors declared monthly distributions of $0.10 per share payable in each of April, May and June 2019. The following table shows these monthly distributions, which total $0.30 per share:

Ex-Dividend Date	Record Date	Payment Date	Amount per Share
March 18, 2019	March 19, 2019	April 16, 2019	$0.10
April 17, 2019	April 18, 2019	May 15, 2019	$0.10
May 16, 2019	May 17, 2019	June 17, 2019	$0.10
		Total:	$0.30

After paying distributions of $1.10 per share deemed paid for tax purposes in 2018, declaring on October 26, 2018 a distribution of $0.10 per share payable January 15, 2019, and generating taxable earnings of $1.22 per share in 2018, the Company’s undistributed spillover income as of December 31, 2018 was $0.11 per share. Spillover income includes any ordinary income and net capital gains from the preceding tax years that were not distributed during such tax years.

When declaring distributions, the Horizon board of directors reviews estimates of taxable income available for distribution, which may differ from consolidated net income under generally accepted accounting principles due to (i) changes in unrealized appreciation and depreciation, (ii) temporary and permanent differences in income and expense recognition, and (iii) the amount of spillover income carried over from a given year for distribution in the following year. The final determination of taxable income for each tax year, as well as the tax attributes for distributions in such tax year, will be made after the close of the tax year.

Conference Call

The Company will host a conference call on Wednesday, March 6, 2019, at 9:00 a.m. ET to discuss its latest corporate developments and financial results. To participate in the call, please dial (877) 677-9112 (domestic) or (708) 290-1396 (international). In addition, a live webcast will be available on the Company’s website at www.horizontechfinance.com.

A replay of the call will be available through March 8, 2019 at (855) 859-2056 in the United States and (404) 537-3406 International, passcode 7869896. A webcast replay will be available on the Company's website for 30 days following the call.

About Horizon Technology Finance

Horizon Technology Finance Corporation (NASDAQ: HRZN) is a leading specialty finance company that provides capital in the form of secured loans to venture capital backed companies in the technology, life science, healthcare information and services, and cleantech industries. The investment objective of Horizon is to maximize its investment portfolio's return by generating current income from the debt investments it makes and capital appreciation from the warrants it receives when making such debt investments. Headquartered in Farmington, Connecticut, Horizon also has regional offices in Pleasanton, California, Reston, Virginia and Boston, Massachusetts. To learn more, please visit www.horizontechfinance.com.

Forward-Looking Statements

Statements included herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Horizon’s filings with the Securities and Exchange Commission. Horizon undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contacts:

Investor Relations:

ICR

Garrett Edson

ir@horizontechfinance.com

(860) 284-6450

Media Relations:

ICR

Brian Ruby

brian.ruby@icrinc.com

(203) 682-8268

Horizon Technology Finance Corporation and Subsidiaries

Consolidated Statements of Assets and Liabilities
(Dollars in thousands, except share and per share data)

	December 31,
	2018	2017

Assets
Non-affiliate investments at fair value (cost of $229,772 and $219,303, respectively)	$227,624	$218,600
Non-controlled affiliate investments at fair value (cost of $7,887 and $3,774, respectively)	7,574	3,499
Controlled affiliate investments at fair value (cost of $13,262 and $0, respectively)	13,243	—
Total investments at fair value (cost of $250,921 and $223,077, respectively)	248,441	222,099
Cash	12,591	6,594
Interest receivable	3,966	3,986
Other assets	1,751	1,467
Total assets	$266,749	$234,146

Liabilities
Borrowings	$126,853	$94,075
Distributions payable	3,461	3,456
Base management fee payable	422	379
Incentive fee payable	991	541
Other accrued expenses	765	620
Total liabilities	132,492	99,071

Commitments and contingencies

Net assets
Preferred stock, par value $0.001 per share, 1,000,000 shares authorized, zero shares issued and outstanding as of December 31, 2018 and 2017	—	—
Common stock, par value $0.001 per share, 100,000,000 shares authorized, 11,702,594 and 11,687,871 shares issued and 11,535,129 and 11,520,406 shares outstanding as of December 31, 2018 and 2017, respectively	12	12
Paid-in capital in excess of par	179,616	179,641
Distributable earnings	(45,371)	(44,578)
Total net assets	134,257	135,075
Total liabilities and net assets	$266,749	$234,146
Net asset value per common share	$11.64	$11.72

Horizon Technology Finance Corporation and Subsidiaries

Consolidated Statements of Operations
(Dollars in thousands, except share and per share data)

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
Investment income
Interest income on investments
Interest income on non-affiliate investments	$7,676	$5,677	$28,061	$23,538
Interest income on non-controlled affiliate investments	197	144	725	225
Total interest income on investments	7,873	5,821	28,786	23,763
Fee income
Prepayment fee income on non-affiliate investments	745	245	1,159	1,432
Fee income on non-affiliate investments	10	82	867	567
Fee income on affiliate investments	5	15	23	15
Total fee income	760	342	2,049	2,014
Dividend income
Dividend income on affiliate investments	172	—	255	—
Total dividend income	172	—	255	—
Total investment income	8,805	6,163	31,090	25,777
Expenses
Interest expense	1,747	1,627	6,363	5,167
Base management fee	1,179	1,003	4,578	3,786
Performance based incentive fee	1,570	620	4,393	1,714
Administrative fee	191	124	708	699
Professional fees	346	260	1,343	1,365
General and administrative	353	204	989	803
Total expenses	5,386	3,838	18,374	13,534
Performance based incentive fee waived	(579)	(79)	(1,184)	(79)
Net expenses	4,807	3,759	17,190	13,455
Net investment income before excise tax	3,998	2,404	13,900	12,322
Provision for excise tax	34	25	34	25
Net investment income	3,964	2,379	13,866	12,297
Net realized and unrealized (loss) gain on investments
Net realized gain (loss) on non-affiliate investments	882	(10,092)	645	(21,191)
Net realized gain (loss) on investments	882	(10,092)	645	(21,191)
Net unrealized (depreciation) appreciation on non-affiliate investments	(1,647)	10,211	(1,445)	18,506
Net unrealized appreciation (depreciation) on non-controlled affiliate investments	38	(2)	(37)	(21)
Net unrealized depreciation on controlled affiliate investments	(19)	—	(19)	—
Net unrealized (depreciation) appreciation on investments	(1,628)	10,209	(1,501)	18,485
Net realized and unrealized (loss) gain on investments	(746)	117	(856)	(2,706)
Net increase in net assets resulting from operations	$3,218	$2,496	$13,010	$9,591
Net investment income per common share	$0.34	$0.21	$1.20	$1.07
Net increase in net assets per common share	$0.28	$0.21	$1.13	$0.83
Distributions declared per share	$0.30	$0.30	$1.20	$1.20
Weighted average shares outstanding	11,533,328	11,518,625	11,527,777	11,516,846